Exhibit 99.1

               PPT VISION ANNOUNCES THREE-PART RESTRUCTURING PLAN

    MINNEAPOLIS, May 2 /PRNewswire-FirstCall/ -- PPT VISION, Inc. (Nasdaq: PPTV) announced today that it has completed a three-part corporate restructuring in an effort to bring the Company's cost structure into closer alignment with current revenues. The first part of this plan involved the closing of the Company's Michigan office. The functions of the Michigan office have been transferred to several of the Company's system integration partners. The second part of the plan involved a restructuring of the Company's lease obligation with respect to its headquarters facility in Eden Prairie, MN. Under the amended lease terms, the Company will receive a reduction in its base rental rates and its facility will shrink from approximately 64,000 square feet to approximately 35,000 square feet resulting in a savings of approximately $120,000 per quarter. In exchange for these amended lease terms, the Company has agreed to pay $140,000 for certain leasehold improvements associated with the reconfigured space, pay a $240,000 lease termination fee in equal monthly installments over a 12 month period, and extend the current lease term by two years through May, 2011. The third part of the plan included certain other operating expense reductions which primarily consisted of an approximately 15% workforce reduction. When taken together, the three parts of this restructuring will result in a reduction of the Company's total cost structure by over $1,200,000 per year. As a result of these restructuring actions, the Company expects to record a non-recurring charge of approximately $400,000 in the second quarter ended April 30, 2005.

    "This restructuring plan brings our overall cost structure into a much more appropriate alignment with expected revenues," stated Mr. Joe Christenson, President of PPT Vision. "Although it was painful to see a number of excellent people leave the Company as a result of the workforce reduction, we are very pleased to have our real estate obligations reduced to levels more consistent with our actual requirements. We are now in a much better position to achieve our goal of realizing sustained profitability in the fastest manner possible. With our business strategy squarely focused on supporting and growing our sales channel partners for our ever-improving IMPACT(TM) machine vision product line, we believe we are on the right track," concluded Mr. Christenson.

    About PPT VISION

    PPT VISION, Inc. ("the Company") designs, manufactures, and markets camera-based intelligent systems for automated inspection in manufacturing applications. The Company's products, commercially known as machine vision systems, enable manufacturers to realize significant economic paybacks by increasing the quality of manufactured parts and improving the productivity of manufacturing processes. The Company's machine vision product line is sold on a global basis to end-users, system integrators, distributors and original equipment manufacturers (OEM's) primarily in the electronic and semiconductor component, automotive, medical device, and packaged goods industries. The Company's Common Stock trades on the Nasdaq Small Cap Market tier of The Nasdaq Stock Market under the symbol PPTV. For more information, please see the PPT VISION, Inc. web site at http://www.pptvision.com .

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    Forward-Looking Statements

    The discussion above contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the Company's expectations, beliefs, intentions and strategies regarding the future. Forward-looking statements include, without limitation, statements regarding the extent and timing of future revenues and expenses and customer demand. All forward-looking statements included in this document are based on information available to the Company as of the date hereof, and the Company assumes no obligation to update any such forward-looking statements. The Company's actual results are subject to risks and uncertainties and could differ materially from those discussed in the forward-looking statements. These statements are based upon the Company's expectations regarding a number of factors, including those contained in the Company's Form 10-KSB for the year ended October 31, 2004 and other reports filed with the Securities and Exchange Commission.

SOURCE  PPT VISION, Inc.
    -0-                             05/02/2005
    /CONTACT: Timothy C. Clayton, Chief Financial Officer of PPT VISION, Inc., +1-952-996-9500, or ir@pptvision.com /
    /Web site:  http://www.pptvision.com /